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                                                                   EXHIBIT 23.5

                       CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Joint Proxy Statement/Prospectus of Kimco Realty Corporation and The Price REIT, Inc. and to the incorporation by reference therein of our report dated January 16, 1998 (except for Note 11, as to which the date is March 5, 1998), with respect to the consolidated financial statements and schedule of The Price REIT, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1997; our reports dated December 16, 1997 with respect to the statements of revenue over specific operating expenses of the Piscataway Towne Center and Cordata Centre of The Price REIT, Inc. included in its Current Report on Form 8-K dated November 13, 1997; our report dated October 24, 1997 with respect to the statement of revenue over specific operating expenses of the Renaissance Centre of The Price REIT, Inc. included in its Current Report on Form 8-K dated September 12, 1997; our report dated June 24, 1997 with respect to the statement of revenue over specific operating expenses of the Smoketown Stations Center of The Price REIT, Inc. included in its Current Report on Form 8-K dated May 28, 1997; and our report dated April 10, 1997 with respect to the statement of revenue over specific operating expenses of the Arboretum Crossing Center of The Price REIT, Inc. included in its Current Report on Form 8-K dated April 16, 1997, filed with the Securities and Exchange Commission.


                                      /s/ ERNST & YOUNG LLP

San Diego, California
May 12, 1998